Exhibit 10.5

NON-QUALIFIED STOCK OPTION AGREEMENT
OF
MARQUEE HOLDINGS INC.

THIS AGREEMENT (the “Agreement”) is entered into and effective as of January 26th, 2006 (the “Grant Date”) by and between Marquee Holdings Inc., a Delaware corporation (the “Company”) and Travis Reid, a Non-Employee Director and Consultant of the Company (or one of its Plan Subsidiaries), hereinafter referred to as the “Optionee.”

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its Class N common stock, par value $0.01 per share (the “Class N Common Stock”); and

WHEREAS, the Company wishes to carry out the 2004 Stock Option Plan of Marquee Holdings Inc. (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Board has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company (or one of its Plan Subsidiaries) and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.  Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan.  The singular pronoun shall include the plural, where the context so indicates.

Section 1.1                                      “Cause” shall have the meaning given such term in the service agreement between the Company (or a Plan Subsidiary) and the Optionee, if any, and in the event there is no such agreement in effect shall mean the Optionee’s (i) willful or negligent failure to substantially perform his duties with the Company or any Plan Subsidiary; (ii) willful or negligent failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Company or any Plan Subsidiary; (iii) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or any Plan Subsidiary’s premises or while performing any duties or responsibilities with the Company or any Plan Subsidiary; or (v) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company or any Plan Subsidiary (or any predecessor thereto or successor thereof).

Section 1.2                                      “Change of Control” shall have the meaning given such term in the Management Stockholders Agreement.

Section 1.3                                      “Grant Date” shall have the meaning set forth in the Recitals hereto.

Section 1.4                                      “Management Stockholders Agreement” shall mean that certain Amended and Restated Management Stockholders Agreement dated January       , 2006 by and among the Company and certain stockholders of the Company which contains terms applicable to Options, the shares of Class N Common Stock acquired upon Option exercise and other shares of Class N Common Stock, if any, held by the Optionee during the term of such agreement, and attached hereto as Exhibit A, as the same may be amended from time to time. As a condition to the grant of the Option, the Optionee shall become a party to the Management Stockholders Agreement.

Section 1.5                                      “Option” shall mean the Non-Qualified Stock Option to purchase Class N Common Stock granted under this Agreement.

Section 1.6                                      “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.7                                      “Termination of Service” shall have the meaning set forth in Section 3(b) of this Agreement.

ARTICLE II.
GRANT OF OPTION

Section 2.1                                      Grant of Option.  In consideration of the Optionee’s agreement to enter into or remain in the service of the Company or one of its Plan Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of six hundred (600) shares of Class N Common Stock upon the terms and conditions set forth in the Plan and this Agreement.

Section 2.2                                      Option Subject to Plan.  The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3                                      Option Price.  The purchase price of the shares of Class N Common Stock covered by the Option shall be $1,000.00 per share (without commission or other charge), which is the Fair Market Value as of the Grant Date.

ARTICLE III.
EXERCISABILITY

Section 3.1                                      Commencement of Exercisability

(a)          Subject to subsections (b) and (c) and Section 3.3, the Option shall become exercisable in three equal and cumulative installments provided that the Optionee remains continuously in active service with the Company and its Plan Subsidiaries from the Grant Date through such date as follows:

(i)                                     The first installment shall consist of two hundred (200) of the shares covered by the Option and shall become exercisable on December 23, 2006;

(ii)                                  The second installment shall consist of two hundred (200) of the shares covered by the Option and shall become exercisable on December 23, 2007; and

(iii)                               The third installment shall consist of two hundred (200) of the shares covered by the Option and shall become exercisable on December 23, 2008.

(b)         No portion of the Option which is unexercisable at Termination of Service shall thereafter become exercisable.

(c)          All unexercised and outstanding Options shall accelerate and become exercisable immediately prior to a Change of Control.

Section 3.2                                      Duration of Exercisability.  The installments provided for in Section 3.1 are cumulative.  Each such installment which becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3                                      Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)          The tenth anniversary of the Grant Date; or

(b)         Except as the Board may otherwise approve, the date that is ninety (90) days following the date of the later of the Optionee’s Termination of Consultancy Termination of Directorship (such later event, his “Termination of Service”) for any reason other than (i) termination by the Company (or a Plan Subsidiary) for Cause; or (ii) the Optionee’s death or disability (as defined in Section 22(e)(3) of the Code); or

(c)          Except as the Board may otherwise approve, the date of the Optionee’s Termination of Service by reason of termination by the Company (or a Plan Subsidiary) for Cause; or

(d)         In the case of the Optionee’s Termination of Service by reason of his death or disability (within the meaning of Section 22(e)(3) of the Code), the expiration of 12 months from the date of the Optionee’s Termination of Service.

Section 3.4                                      Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided, however, that each partial exercise shall be for not less than one (1) share.

Section 3.5                                      Exercise of Option.  The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

ARTICLE IV.
OTHER PROVISIONS

Section 4.1                                      Not a Contract of Employment or other Service.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the service of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and its Subsidiaries and the Optionee.

Section 4.2                                      Shares Subject to Plan and Management Stockholders Agreement.  The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Management Stockholders Agreement including, without limitation, the restrictions set forth in Section 5.6 of the Plan.  The Optionee further acknowledges that the Option is subject to the terms of the Management Stockholders Agreement including, without limitation, the “Call Rights” and the “Drag-Along” contained in Sections 2 and 3 of the Management Stockholders Agreement.

Section 4.3                                      Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware.

Section 4.4                                      Conformity to Securities Laws.  The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5                                      Amendment, Suspension and Termination.  The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as provided by Section 7.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, materially and adversely alter or impair any rights or obligations under the Option.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

MARQUEE HOLDINGS INC.

By:	/s/ Craig R. Ramsey
Name: Craig R. Ramsey
Title: Executive Vice President and Chief
Financial Officer

/s/ Travis Reid
Travis Reid

EXHIBIT A

MANAGEMENT STOCKHOLDERS AGREEMENT